Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Retirement Benefit Plan Management Committee of

The Kroger Co. 401(k) Retirement Savings Account Plan:

We consent to incorporation by reference in the Registration Statement (No. 333-206531) on Form S-8 of The Kroger Co. of our report dated June 28, 2024, relating to the statements of net assets available for benefits of The Kroger Co. 401(k) Retirement Savings Account Plan as of December 31, 2023 and 2022 the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2023, which report appears in the December 31, 2023 annual report on Form 11-K of The Kroger Co. 401(k) Retirement Savings Account Plan.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 28, 2024